SCHEDULE 14A
                               (RULE 14A-101)

                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO.      )

Filed by the Registrant {X}

Filed by a Party other than the Registrant {   }

Check the appropriate box:

{ }  Preliminary Proxy Statement
     { } Confidential, For Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
{ }  Definitive Proxy Statement
{X}  Definitive Additional Materials
{ }  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        BIRMINGHAM STEEL CORPORATION
         ---------------------------------------------------------
              (Name of Registrant as specified in its charter)

                    ----------------------------
(Name of person(s) filing proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

{X}   No fee required.

{ }   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      (1)   Title of each class of securities to which transaction applies:
      (2)   Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)   Proposed maximum aggregate value of transactions:
      (5)   Total fee paid.

-----
{  }  Fee paid previously with preliminary materials.
{ } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:



                                      Contacts:  Roy Winnick/Roanne Kulakoff
                                                 Kekst and Company
                                                 212-521-4842 or 4837




      BIRMINGHAM STEEL SENDS DEFINITIVE PROXY MATERIAL TO STOCKHOLDERS

BIRMINGHAM, Ala., October 19, 1999 - Birmingham Steel Corporation (NYSE:
BIR) today announced that it has commenced mailing its definitive proxy material to the Company's stockholders.

Birmingham Steel said that, unlike the dissident stockholder group, the Company's management has developed and is aggressively implementing well-thought-out and clearly articulated strategic, operational and financial plans that have been approved by the Board of Directors and are designed to enhance stockholder value. The Company said its Board and management are committed to enhancing stockholder value and believe that the successful implementation of this strategic restructuring will greatly enhance the Company's ability to achieve this overriding objective.

In its definitive proxy material, the Company said that its Board of Directors, eight of whose nine members are independent directors, believes that the dissident group's proxy solicitation is not in the best interests of the Company and its other stockholders, and strongly urges the Company's stockholders to reject the dissident group's solicitation and not sign any of the dissident group's blue proxy cards.

The Company said it urges its stockholders to sign, date and return the white proxy card being mailed to the stockholders as part of the Company's proxy materials at their earliest convenience.

Birmingham Steel operates in the mini-mill sector of the steel industry and conducts operations at facilities located across the United States. The common stock of Birmingham Steel is traded on the New York Stock Exchange under the symbol "BIR."

                                   # # #